Eventbrite Enters into Agreement with Pandora to Acquire Ticketfly

Leading global event technology platform joining forces with music ticketing pioneer Ticketfly to deliver superior technology, ticketing and marketing services to live music market

SAN FRANCISCO, CA--(Marketwired - June 09, 2017) - Eventbrite, the world's leading ticketing and event technology platform which powers nearly three million events each year, has entered into an agreement with Pandora (NYSE: P) to acquire Ticketfly, a leading ticketing platform focused on music promoters and venues, for $200 million. Additionally, Eventbrite and Pandora plan to enter into a future distribution agreement to extend the benefits already proven out with the Pandora and Ticketfly integration.

Eventbrite has spent a decade building the largest global platform for live experiences and is on track to process close to 200 million tickets worth $3 billion in gross ticket sales in 180 countries in 2017. Both Eventbrite and Ticketfly have proven themselves to be valuable partners to the live music industry: Eventbrite has ticketed more than 175,000 concerts and music festivals helping them sell more than $1 billion in tickets since inception; and Ticketfly currently works with over 1,800 of the top music promoters and venues across North America, supporting 100,000 events per year which generate $600 million in gross ticket sales. The acquisition brings together Eventbrite's momentum in music, global scale, and expertise in event technology with Ticketfly's marketing excellence and strong track record of success in music.

"The whole is greater than the sum of its parts, and we see immense alignment and opportunity with this union, especially as we continue to expand Eventbrite's global footprint in music," said Julia Hartz, CEO and co-founder of Eventbrite. "Together with Ticketfly, we will focus our collective energy on further developing our unparalleled solution and superior services for indie music venues and promoters around the world."

Ticketfly's co-founder and CEO Andrew Dreskin will lead Eventbrite's music efforts. "We are happy to be joining forces with our friends at Eventbrite," said Dreskin. "Ticketfly and Eventbrite are the two most progressive live events technology companies out there, and together we will create a transformational platform that will be game-changing for independent venues and promoters. We plan to build on the great work that Ticketfly and Pandora have done and offer the benefits of that partnership to Eventbrite's customers, delivering even more live event notifications to Pandora listeners."

"The combination of Ticketfly and Pandora proved our thesis that listeners want easy access to live events, and that we have the ability to promote and sell tickets at scale in a highly targeted way," said Tim Westergren, CEO and founder of Pandora. "We look forward to expanding the opportunity to bring fans and artists together through our continued partnership with Eventbrite and Ticketfly."

The acquisition announcement follows Eventbrite's acquisition earlier this year of leading European ticketing company Ticketscript, and builds upon the tremendous traction the company has experienced in music since the launch of Eventbrite Venue, the first fully integrated booking, operations and ticketing solution for live music venues.

About Eventbrite:
Eventbrite is the world's leading event technology platform. The company has processed more than $8 billion in gross ticket sales since inception and powers nearly three million events each year. Hundreds of thousands of organizers use Eventbrite to boost ticket sales, promote and manage events, handle onsite operations, and analyze results across multiple sales channels. Customers include Tribeca Film Festival, Newport Folk and Jazz Festivals, Maker Faire, Wanderlust, and many more. Eventbrite's capabilities are enhanced by Eventbrite Spectrum, the company's open API platform, which provides seamless access to more than 170 industry-leading technologies like Salesforce and Mailchimp. Additionally, over 50 million consumers use Eventbrite every year to discover a variety of live experiences and get tickets on a secure, easy-to-use platform. Investors include Sequoia Capital, Tiger Global and T. Rowe Price. Learn more at www.eventbrite.com.

About Ticketfly:
Ticketfly is a San-Francisco based technology company delivering a leading platform for connecting fans with live events. Its powerful ticketing, digital marketing, and analytics software helps promoters sell more tickets, streamline operations, and increase revenue, while its consumer tools make it easy for fans to find and purchase tickets to great events across North America. Since 2008, 1,800 leading venues and promoters have partnered with Ticketfly, including Merriweather Post Pavilion, Bowery Ballroom, the Brooklyn Bowl, Central Park SummerStage, Pitchfork Music Festival, and The Troubadour. Ticketfly is led by Andrew Dreskin, co-founder of TicketWeb, the first company to ever sell tickets online. Ticketfly process more than half a billion dollars in ticket sales annually, and has twice been named one of Fast Company's "Most Innovative Companies in Music."
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CONTACT INFORMATION
Eventbrite Contact:
Terra Carmichael
press@eventbrite.com

Ticketfly Contact:
Rachel Durfee
press@ticketfly.com